                                                                 EXHIBIT (b)(1)

                               SAYER SECURITIES LIMITED
                             SUITE 1620, AQUITAINE TOWER
                                540 FIFTH AVENUE S.W.
                                   CALGARY, ALBERTA
                                    CANADA T2P 0M2


                                   February 5, 1998


The Board of Directors
Territorial Resources, Inc.
Suite 1345, 734 - 7th Avenue SW
Calgary, Alberta
T2P 3P8

Gentlemen:

     We understand Territorial Resources, Inc., ("Territorial" or the "Company") and SOCO International plc ("SOCO") may carry out a transaction (the "Transaction") whereby, amongst other things, the Company will carry out a 36,000-to-one reverse stock split of the Company's stock (the "Reverse Split") and then merge with a newly-formed subsidiary of SOCO (the "Merger"). As consideration for the Transaction, the current Territorial shareholders will receive (i) prior to the Merger, a cash payment for Territorial's currently outstanding common stock in lieu of the issuance of any resulting fractional shares of the common stock to any shareholders who, after the Reverse Split, own a fractional share of common stock and (ii) following the Merger, each post-Reverse Split share will be converted into the right to receive the number of SOCO ordinary shares equal to the product of 36,000 multiplied by the quotient of $1.40 USD (expressed in Pounds Sterling at the then prevailing United States Dollar to Pounds Sterling exchange rate) divided by the SOCO market price, as defined in the Reorganization Agreement and Plan of Merger (items (i) and (ii) being collectively referred to herein as the "Transaction Consideration"). Territorial and SOCO are collectively referred to herein as the "Companies". You have requested our opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the Transaction Consideration to the common shareholders of Territorial.

BACKGROUND

     Sayer Securities Ltd. ("Sayer Securities", "we" or "us") was engaged pursuant to an engagement letter dated January 27, 1998 (the "Engagement Contract") to provide an opinion as to the fairness, from a financial point of view, of the Transaction Consideration to the common shareholders of Territorial. In consideration for the preparation of the Fairness Opinion, Sayer Securities will receive a fee of CDN$50,000. Territorial has also agreed to reimburse Sayer Securities for reasonable out-of-pocket expenses incurred in the performance of its duties as outlined in the Engagement Contract. The Company will indemnify Sayer Securities in respect of certain liabilities including liabilities under the federal securities laws which may be incurred by Sayer Securities in connection with its engagement.

THE BOARD OF DIRECTORS
TERRITORIAL RESOURCES INC.
FEBRUARY 5, 1998                                                        PAGE 2
------------------------------------------------------------------------------

RELATIONSHIP OF SAYER SECURITIES WITH INTERESTED PARTIES

     Sayer Securities is not an insider, associate or affiliate of the Companies, and prior to this engagement Sayer Securities has never been engaged by the Companies to provide advisory services or to act as agent or underwriter. Sayer Securities does not have interests in any of the securities of the Companies.

     Sayer Securities' compensation is not dependent in whole or in part on any agreement or understanding which gives Sayer Securities a financial incentive in respect to its fairness conclusions or the outcome of the proposed Transaction. Sayer Securities has no financial interest, outside the ordinary course of its business as an oil and gas financial services and investment company, in any future business involving the Companies.

     There are no understandings, agreements or commitments between Sayer Securities and the Companies with respect to future business dealings with them. Sayer Securities may, in the normal course of business, provide advisory services to the Companies or their successors in the future.

QUALIFICATIONS OF SAYER SECURITIES

     Sayer Securities is a specialized financial services company providing capital market and advisory services for oil and gas companies, governments and financial institutions across Canada and for foreign entities. These services include merger and acquisition advice, independent research, financings, valuations, and fairness opinions for clients.

CONDITIONS PRECEDENT

     There are certain conditions precedent to be met prior to completion of the Transaction. These conditions include:

     1) The Reverse Split shall be approved by the shareholders of Territorial;
     2) The Merger shall be authorized and approved by the shareholders of the Company after consummation of the Reverse Split; and
     3)   All necessary regulatory approvals will have been obtained.

SCOPE OF REVIEW

     No limitation on the scope of our review was imposed by the Company. In connection with the opinion, Sayer Securities reviewed, among other things, the Reorganization Agreement and Plan of Merger dated January 28, 1998 (the "Agreement"); drafts of the proxy statement of the Company regarding the Transaction (the "Proxy Statement"); certain publicly available information concerning the Company, including annual reports on Form 10-KSB of the Company for the years ended March 31, 1995, 1996, and 1997 and quarterly reports on Form 10-QSB for the Company for the quarters ended June 30, 1997 and September 30, 1997; certain information on the market price and trading of the Company's and SOCO's shares, as well as the trading of companies of a comparable nature

THE BOARD OF DIRECTORS
TERRITORIAL RESOURCES INC.
FEBRUARY 5, 1998                                                        PAGE 3
------------------------------------------------------------------------------

to the Company and SOCO; certain publicly available information concerning SOCO, including the listing particulars of SOCO dated May 23, 1997; the interim report of SOCO for the period ended June 30, 1997; and certain internal financial analyses and forecasts for the Company and SOCO prepared by their respective managements. Sayer Securities also held discussions with members of the senior management of the Company and SOCO regarding the strategic rationale for, and potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. Sayer Securities reviewed certain information provided by the Company relating to the oil and gas reserves of the Company and SOCO, (the "Reserve Information"), including but not limited to, (i) a December 31, 1996 reserve report for the Mongolian interests prepared by independent petroleum engineers; (ii) a December 31, 1996 reserve report for the Thailand interests prepared by independent petroleum engineers and (iii) reserve information for SOCO as of December 31, 1996 and January 1, 1997 including forecasted production rates, revenues, cash flow and capital expenditure as estimated and reviewed by independent petroleum engineers. In addition, Sayer Securities discussed the Reserve Information with the respective managements of the Company and SOCO.

In addition to the above information we relied on the following:

     a)   Interviews with the management of Territorial;

     b) A letter of representation from the Chairman and Chief Executive Officer of Territorial with regard to the accuracy and completeness of all information provided by Territorial to Sayer Securities in connection with preparation of the Fairness Opinion;

     c) Certain publicly available information pertaining to oil and gas prices and other economic factors regarding the industry in which the Companies operate;

     d) Certain publicly available information concerning the trading of, and the trading market for, the listed securities of certain oil and gas companies that we believe to be comparable to the Companies;

     e) Published commentary information of a general nature relevant to the industry in which the Companies operate, and;

     f) Such other financial, market, corporate and industry information, investigations and analysis, research and testing of assumptions as we considered necessary or appropriate in the circumstances in order to complete the Fairness Opinion.

     To our knowledge, all information requested from the Company was provided to us.

THE BOARD OF DIRECTORS
TERRITORIAL RESOURCES INC.
FEBRUARY 5, 1998                                                        PAGE 4
------------------------------------------------------------------------------

ASSUMPTIONS AND LIMITATIONS

     Sayer Securities has assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and has neither attempted independently to verify nor assumed responsibility for verifying any of such information. Sayer Securities has not conducted an independent evaluation of any of the properties, assets or facilities of the Company or SOCO, nor has it made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties, assets or facilities. With respect to projections, it has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and SOCO as to the respective future financial performance of the Company and SOCO as well as the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Company and SOCO. Sayer Securities expresses no view with respect to such projections or the assumptions on which they were based. Sayer Securities further has assumed that each of the Agreement and the other agreements which are attached as exhibits to the Agreement, when executed and delivered, will not differ materially from the drafts which it has reviewed and that the Transaction will be carried out as contemplated in the Agreement and Proxy Statement.

     In preparing the Fairness Opinion, we have assumed that all conditions necessary to implement the Transaction will be satisfied and that the Transaction will be implemented in the manner and within the time frame contemplated in the Proxy Statement. The proposed Transaction has been assumed to be legal under all applicable laws and we have assumed that all steps necessary to effect the Transaction will be carried out as necessary. The Fairness Opinion is submitted in the context of securities markets and economic, financial and general business conditions as they exist on the date hereof and the prospects, financial and otherwise, of the Companies as they were reflected in the information and documents reviewed by us and as they were represented to us in our discussions with the management of and advisors to the Companies.

     The Fairness Opinion must be considered as a whole. The consideration of selected portions or individual facts set out in the Fairness Opinion outside of the context of the whole Fairness Opinion may result in misleading or inappropriate conclusions.

METHODOLOGY

     In assessing the fairness of the Transaction Consideration, Sayer Securities utilized such various methods of analysis of both a quantitative and qualitative nature as we considered appropriate in the circumstances, based on our experience as advisors in mergers and acquisitions in the oil and gas industry. As part of the analysis, Sayer Securities developed a range of values for the common shares of Territorial. The main considerations and assumptions used in our analysis are described briefly below.

THE BOARD OF DIRECTORS
TERRITORIAL RESOURCES INC.
FEBRUARY 5, 1998                                                        PAGE 5
------------------------------------------------------------------------------

     The following is a summary of certain financial analyses used by Sayer Securities in connection with providing its written opinion to the Territorial Board on February 5, 1998:

     (i) HISTORICAL STOCK TRADING ANALYSIS: Sayer Securities reviewed historical share trading prices and volumes for the Company and SOCO. The average closing price of the Company common stock has been $0.625, $0.625, $0.667 and $0.648 for the past 30 days, 60 days, 90 days and since the date of Territorial's 3 for 1 share consolidation in May 1997, respectively. The cash value of the Reverse Stock Split consideration of $1.40 represents a premium of 124%, 124%, 109% and 116% to the above mentioned prices. The last trade of common stock prior to the announcement of the Reverse Stock Split and the Merger occurred at a price of $0.625. The last trade of common stock prior to the date of the fairness opinion was also $0.625. The cash consideration of $1.40 represents a premium of 124% over that price.

           In assessing the value of the SOCO shares being offered, Sayer Securities relied on the market trading value approach. Since each Territorial shareholder who receives SOCO shares will receive a minority interest in SOCO and will not be able to effect a sale of 100% of SOCO, Sayer Securities concluded it was not appropriate to rely on methodologies that are based on the assumption of a change of control transaction. Sayer Securities believes that the market price of the SOCO shares is an appropriate indicator of the value being offered to the Territorial shareholders under the Reverse Split and Merger.

     (ii) SELECTED COMPANY ANALYSIS. Sayer Securities reviewed publicly available financial, operating and stock market data of Territorial and SOCO and similar information on a number of publicly traded companies with international assets. The companies reviewed included Bow Valley Energy Inc., Epic Energy Inc., NTI Resources Limited and Can Baikal Resources Inc. Sayer Securities calculated the enterprise value per barrel of reserves multiple based on the companies' closing prices of January 27, 1998. The range of values were $0.88 per barrel of oil equivalent to $7.35. The corresponding value implied for Territorial by the proposed Transaction was $6.62. Sayer Securities emphasized the difficulty in identifying truly comparable companies which are at the same stage of exploration with similar resource or reserve development and the difficulty in placing values on early exploration properties such as those owned by Territorial.

           The trading range of public companies varies widely over time, and we are aware of a number of transactions similar to that proposed which have taken place at prices varying widely from the stock market value.

THE BOARD OF DIRECTORS
TERRITORIAL RESOURCES INC.
FEBRUARY 5, 1998                                                        PAGE 6
------------------------------------------------------------------------------

     (iii) NET ASSET VALUES. Sayer Securities prepared estimates of Territorial's net asset value at a variety of discount rates using the Reserve Information, recent financial information and information on Territorial's other assets. The net asset value per share was in the range of $1.23 to $0.98, or $1.15 to $0.92 on a fully diluted basis, at discount rates of 10 to 15 percent before income tax. Other assets and liabilities, excluding the oil and gas properties, were valued at book values or estimated current market values. The net book value approach was considered to be principally an estimate of historic costs and past estimates of useful life rather than an estimate of fair market value in the oil and natural gas producing industry.
           Sayer Securities has also reviewed the net book value of Territorial and determined it to be of minimal use in calculating the value of same.

     (iv) SELECTED TRANSACTION ANALYSIS. Sayer Securities has reviewed publicly available information and analysis of a number of acquisitions of international oil and gas assets and companies. The range of values per barrel were $0.30 to $12.40. Sayer Securities noted the significant difference among the various transactions. Of particular note was a recent transaction in Mongolia which ascribed a value of $2.38 per barrel. The per barrel value ascribed in the Territorial transaction was $6.62. Because the reasons for and circumstances surrounding each of the comparable transactions analysed were diverse and because of the inherent differences between the operations of Territorial, SOCO and the companies engaged in the selected transactions, Sayer Securities believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Reverse Split and Merger. Sayer Securities believed that an appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning differences between the characteristics of these transactions and the Reverse Split and Merger

     (v) CONTRIBUTION ANALYSIS. Sayer Securities reviewed the contribution of assets and reserves to the ongoing entity. On a pro-forma basis, assuming the exchange of all of the Territorial shares for SOCO shares, the Territorial shareholders would contribute 3 - 4% of the net asset value of the on-going merged corporation and receive approximately 5% of the equity of the ongoing company. On a reserves basis, Territorial will contribute 1.5 to 3.3 percent of the reserves.

ADDITIONAL CONSIDERATIONS

     In arriving at our opinion as to the fairness of the Transaction Consideration we have considered a number of qualitative aspects, in addition to the quantitative analysis summarized above. Some of these aspects considered include:

     i) the opportunity for certain shareholders to receive cash for their shares and all to receive some cash;

THE BOARD OF DIRECTORS
TERRITORIAL RESOURCES INC.
FEBRUARY 5, 1998                                                        PAGE 7
------------------------------------------------------------------------------

     ii) the prospects for Territorial, including its ability to raise additional capital given the nature of its assets, its planned capital expenditures, its size, and current capital market conditions;

     iii) the opportunity provided for certain shareholders to receive shares in a larger entity, with a greater diversity of reserves, production and cash flow, or alternatively, the potential for those shareholders receiving cash to invest in such larger entity;

     iv) the opportunity for the shareholders to dissent to both the Reverse Split and the Merger;

     v) the signing of lock-up agreements by shareholders holding approximately 64% of the shares;

     vi) the values implied by the Transaction Consideration in light of the above analysis; and

     vii) all shareholders will be eligible to receive consideration for their shares and small shareholders will have the opportunity to receive cash for their shares.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.
Selecting portions of the analyses set forth above, without considering Sayer Securities' analyses as a whole, could create an incomplete view of the processes underlying Sayer Securities' opinion. In arriving at its fairness determination, Sayer Securities considered the results of all such analyses and did not assign relative weights to any of the analyses. No company or transaction used in the above analyses as a comparison is identical to Territorial or SOCO or the contemplated transaction. The analyses were prepared solely for purposes of Sayer Securities providing its opinion to the Territorial Board as to the fairness of the consideration to be paid by SOCO and do not purport to be appraisals or necessarily reflect the prices at which Territorial or its securities might actually be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of SOCO, Territorial, Sayer Securities or any other person assumes responsibility if future results are different from those forecast. Sayer Securities' opinion to the Territorial Board was one of many factors taken into consideration by the Territorial Board in making its determination to approve the Agreement and the Transaction.

     Sayer Securities' opinion necessarily is based upon economic, market and other conditions as they exist and can be evaluated on the date hereof and it assumes no responsibility to update or revise its opinion based upon circumstances or events occurring after the date hereof. Sayer Securities' opinion does not constitute an opinion or imply any conclusions as to the likely trading range for the SOCO ordinary shares following consummation of the Transaction nor does its opinion address the potential tax consequences of any shareholders' receipt of the Transaction Consideration. In addition, Sayer Securities' opinion does not address the Company's underlying decision to effect the Merger or related transactions and it expressed no view on the effect on the Company of the Merger and related transactions. Our opinion is directed only to the fairness, from a financial point of view, of the Transaction Consideration, to holders of Company common shares and does not constitute a recommendation to any holder of Company common shares as to how such holder should vote with respect to the Transaction.

     Further, Sayer Securities was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Transaction, or to provide services other than the delivery of this opinion. Sayer Securities was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Sayer Securities did not participate in negotiations with respect to the terms of the Transaction and related transactions. Consequently, it has assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Transaction.

                                        Yours truly,



                                        SAYER SECURITIES LIMITED

                  TERRITORIAL RESOURCES, INC/SOCO INTERNATIONAL PLC
                              FAIRNESS OPINION REPORT
                                     SCHEDULES

------------------------------------------------------------------------------

A-1) Territorial/SOCO    Pre-Reverse Split Net Asset Values

B-1) Territorial/SOCO    Post-Reverse Split Net Asset Values

C-1) Territorial/SOCO    Share Exchange Calculation & Sensitivities

D-1) Territorial/SOCO    Net Asset and Reserves Contribution Analysis

E-1) Territorial/SOCO    Net Book Values

F-1) Territorial/SOCO    Comparable Companies Summary

G-1) Past International Transactions

H-1) Territorial/SOCO    Cash Flow Forecasts



------------------------------------------------------------------------------
SAYER SECURITIES LIMITED                                          CONFIDENTIAL
                                                              FEBRUARY 5, 1998

                 TERRITORIAL RESOURCES, INC./SOCO INTERNATIONAL PLC
                    PRE-REVERSE SPLIT RELATIVE NET ASSET VALUES
                             (RESERVES - DEC 31, 1996)

                                                                 TERRITORIAL
                                                                   (US$MM)
                                        ------------------------------------------------------------
1)NET ASSET VALUE                          8%       10%       12%       15%       18%        20%         Notes
------------------                      ------------------------------------------------------------
Reserves
Proven                                    1.50      1.32      1.16      0.95      0.78       0.68
Probable (Note 1)                         9.04      7.93      6.97      5.77      4.80       4.27
 U.S. assets                              0.02      0.02      0.02      0.02      0.02       0.02
Undeveloped Land
Working Capital (Sept. 30/97)            (0.03)    (0.03)    (0.03)    (0.03)    (0.03)     (0.03)
Long-term Debt                               -         -         -         -         -          -
SOCO shares (600,000 @331p)               3.27      3.27      3.27      3.27      3.27       3.27
                                        ------------------------------------------------------------
 Net Asset Value                         13.81     12.51     11.40      9.99      8.85       8.21
                                        ------------------------------------------------------------
                                        ------------------------------------------------------------
 Share Outstanding (millions)                                        10.157266

----------------------------------------------------------------------------------------------------
NAV Basic                               1.359     1.232     1.122     0.984     0.781     0.808
----------------------------------------------------------------------------------------------------
Option Proceeds                         0.3       0.3       0.3       0.3       0.3       0.3
Option Shares (mm)                      1.0       1.0       1.0       1.0       1.0       1.0
Fully diluted NAV                       14.11     12.81     11.70     10.29     9.15      8.51
----------------------------------------------------------------------------------------------------
F.D. NAV per share                      1.264     1.148     1.048     0.922     0.820     0.763
----------------------------------------------------------------------------------------------------
2) EXCHANGE RATIOS
-------------------

SOCO NAV Basic per share                7.65      6.49      6.03      5.14      4.45       4.02
Exchange Ratio(TERX:SOCO)               0.178     0.190     0.186     0.191     0.196      0.201

SOCO NAV F.D. per share                 7.35      6.90      6.44      5.55      4.86       4.43
Exchange Ratio(TERX:SOCO)               0.172     0.166     0.163     0.16      0.169      0.172

                                                                 SOCO
                                                                (US$mm)
                                        ------------------------------------------------------------
1)NET ASSET VALUE                          8%       10%       12%       15%       18%        20%         Notes
------------------                      ------------------------------------------------------------
Reserves
Proven                                   102.72     91.06     81.46     68.86     58.48     53.81
Probable (Note 1)                        202.83    157.40    144.08    112.90     89.12     72.50
U.S. assets                                0.00      0.00      0.00      0.00      0.00      0.00
Undeveloped Land
Working Capital (Sept. 30/97)             71.89     71.89     71.89     71.89     71.89     71.89         @ June 3/97
Long-term Debt                             0.00      0.00      0.00      0.00      0.00      0.00
SOCO shares (600,000 @331p)
                                        ------------------------------------------------------------
Net Asset Value                          377.45    320.35    297.44    253.66    219.49    198.20
                                        ------------------------------------------------------------
                                        ------------------------------------------------------------
Share Outstanding (millions)                                       49.3488460

NAV Basic                                 7.65       6.49      6.03      5.14      4.45      4.02
Option Proceeds                          20.37      20.37     20.37     20.37     20.37      20.7
Option Shares (mm)                      4.7767
Fully diluted NAV                       397.82     340.72    317.80    274.03    239.86    218.57

F.D. NAV per share                        7.35       6.90      6.44      5.55      4.86      4.43


Note 1) Includes proportionate share of SOTAMO reserves and working interest reserves.

-------------------------------------------------------------------------------
SAYER SECURITIES LIMITED                                       CONFIDENTIAL
                                     PAGE A-1                  FEBRUARY 5, 1998

TERRITORIAL RESOURCES, INC./SOCO INTERNATIONAL PLC
POST-REVERSE SPLIT RELATIVE NET ASSET VALUES
(RESERVES - DEC 31, 1996)

                                                                 TERRITORIAL
                                                                   (US$MM)
                                        ------------------------------------------------------------
1)NET ASSET VALUE                          8%       10%       12%       15%       18%        20%         Notes
------------------                      ------------------------------------------------------------
Reserves
Proven                                     1.50      1.32      1.16      0.95      0.78      0.68
Probable (Note 1)                          9.04      7.93      6.97      5.77      4.80      4.27
U.S. assets                                0.02      0.02      0.02      0.02      0.02      0.02
Undeveloped Land
Working Capital (Sept.                    (0.03)    (0.03)    (0.03)    (0.03)    (0.03)    (0.03)
30/97)                                        -         -         -         -         -         -
Long-term Debt                            (1.62)    (1.62)    (1.62)    (1.62)    (1.62)    (1.62)
Soc. Gen Debt (Note 2)                     3.27      3.27      3.27      3.27      3.27      3.27
SOCO shares (600,000 @331p)
                                        ------------------------------------------------------------
 Net Asset Value                          12.19     10.89      9.78      8.37      7.23      6.59
                                        ------------------------------------------------------------
                                        ------------------------------------------------------------

Share Outstanding Post Minority   (millions)                           0.000250
--------------------------------------------------------------------------------------------------
 NAV Basic                             48,744      43,564    39,100    33,480    28,290    26.368
--------------------------------------------------------------------------------------------------
 2) EXCHANGE RATIOS
    ---------------
 Exchange Ratio(TERX:SOCO)               6373        6711      6487      6513      6502      6565

                                                                   SOCO
                                                                  (US$mm)
                                        ------------------------------------------------------------
1)NET ASSET VALUE                          8%       10%       12%       15%       18%        20%         Notes
------------------                      ------------------------------------------------------------
Reserves
Proven                                   102.72     91.06     81.46     68.86     58.48     53.81
Probable (Note 1)                        202.83    157.40    144.08    112.90     89.12     72.50
U.S. assets                                0.00      0.00      0.00      0.00      0.00      0.00
Undeveloped Land
Working Capital (Sept. 30/97)             71.89     71.89     71.89     71.89     71.89     71.89        @June 3/97
Long-term Debt                             0.00      0.00      0.00      0.00      0.00      0.00
Soc. Gen Debt (Note 2)
SOCO shares (600,000 @331p)                0.00
                                        ------------------------------------------------------------
 Net Asset Value                         377.45    320.35    297.44    253.66    219.49    198.20
                                        ------------------------------------------------------------
                                        ------------------------------------------------------------

Share Outstanding Post Minority   (millions)                      49.3488460

 NAV Basic                               7.65        6.49      6.03      5.14      4.45      4.02



 Note 1) Includes proportionate share of SOTAMO reserves and working interest reserves.
 Note 2) Debt to acquire minority shareholder stock.

-----------------------------------------------------------------------------
SAYLES SECURITIES LIMITED                                    CONFIDENTIAL
                                     PAGE B-1                FEBRUARY 5, 1998

            TERRITORIAL RESOURCES, INC./SOCO INTERNATIONAL PLC
                TERRITORIAL/SOCO SHARE EXCHANGE CALCULATION
---------------------------------------------------------------------------

1 post-Reverse Split Territorial share = 36,000 x US $1.40 (POUNDS TO US$  EXCHANGE RATE)
                                         ------------------------------------------------
                                                SOCO Market Price

at January 27, 1998 (day prior to signing of Agreement)
                           = 36,000 x US $1.40 X 0.6066 L/US$
                                      -----------------------
                                                3.31 L

                           = 36,000   x   0.2566

1 post-Reverse Split Territorial share = 9,236 SOCO shares

1 pre-Reverse Split Territorial share  = 0.2566 SOCO shares

-----------------------------------------------------------------------------
SAYLES SECURITIES LIMITED                                    CONFIDENTIAL
                                     PAGE C-1                FEBRUARY 6, 1998


                                             TERRITORIAL RESOURCES, INC./SOCO INTERNATIONAL PLC
                                                TERRITORIAL/SOCO SHARE EXCHANGE SENSITIVITY



                               Offer   Exchange   SOCO           Exchange
                               Price    Rate       Mkt             Ratio
                               (US$/sh  (USD/Stp)  (L)          (Pre-Split)
                               1.40      1.6486    3.31            0.2566
      Sensitivity of  Ratio                                                    SOCO Market Price (L)
                             0.2566        3.20     3.25      3.30       3.35      3.40       3.45      3.50
                             ---------------------------------------------------------------------------------
                               1.60      0.2734   0.2692    0.2652     0.2612    0.2574     0.2536    0.2500
                               1.60      0.2717   0.2676    0.2635     0.2596    0.2558     0.2520    0.2484
         EXCHANGE              1.62      0.2701   0.2659    0.2619     0.2580    0.2542     0.2505    0.2469
         RATE                  1.63      0.2684   0.2643    0.2603     0.2564    0.2526     0.2490    0.2454
                               1.64      0.2668   0.2627    0.2587     0.2548    0.2511     0.2474    0.2439
                               1.65      0.2652   0.2611    0.2571     0.2533    0.2496     0.2459    0.2424
                               1.66      0.2636   0.2595    0.2556     0.2518    0.2481     0.2445    0.2410

                               1.67      0.2620   0.2579    0.2540     0.2502    0.2466     0.2430    0.2395
                               1.68      0.2604   0.2564    0.2525     0.2488    0.2451     0.2415    0.2381
                               1.69      0.2589   0.2549    0.2510     0.2473    0.2436     0.2401    0.2367
                               1.70      0.2574   0.2534    0.2496     0.2458    0.2422     0.2387    0.2353

         Range                 High      0.2734   0.2692    0.2652     0.2612    0.2574     0.2536    0.2500
                               Low       0.2574   0.2534    0.2496     0.2458    0.2422     0.2387    0.2353


     Sensitivity of  Ratio

                             0.2566      3.55      3.60     3.65      3.70       3.75      High      Low
                             -----------------------------------------------------------------------------
                               1.60    0.2465    0.2431   0.2397    0.2365     0.2333    0.2734   0.2333
                               1.60    0.2449    0.2415   0.2382    0.2350     0.2319    0.2717   0.2319
      EXCHANGE                 1.62    0.2434    0.2401   0.2368    0.2336     0.2305    0.2701   0.2305
      RATE                     1.63    0.2419    0.2386   0.2353    0.2321     0.2290    0.2684   0.2290
                               1.64    0.2405    0.2371   0.2339    0.2307     0.2276    0.2668   0.2276
                               1.65    0.2390    0.2357   0.2325    0.2293     0.2263    0.2652   0.2263
                               1.66    0.2376    0.2343   0.2311    0.2279     0.2249    0.2636   0.2249
                               1.67    0.2361    0.2329   0.2297    0.2266     0.2236    0.2620   0.2236
                               1.68    0.2347    0.2315   0.2283    0.2252     0.2222    0.2604   0.2222
                               1.69    0.2334    0.2301   0.2270    0.2239     0.2209    0.2589   0.2209
                               1.70    0.2320    0.2288   0.2256    0.2226     0.2196    0.2574   0.2196

      Range                    High    0.2465    0.2431   0.2397    0.2365     0.2333
                                Low    0.2320    0.2288   0.2256    0.2226     0.2196


------------------------------------------------------------------------------------------------------------------
SAYER SECURITIES LIMITED                                                                              CONFIDENTIAL
                                             PAGE C-2                                             FEBRUARY 5, 1998



                         TERRITORIAL RESOURCES, INC./SOCO INTERNATIONAL PLC
                              NET ASSET AND RESERVES CONTRIBUTION ANALYSIS


                                TERX     SOCO    Pro-       TERX      SOCO
                                10%       10%    Forma      Contr.   Contr.
                               ----------------------------------------------

       Proven Reserves           1.32      91.06    91.06      1.4%   98.6%
       Probable Reserves         7.93     157.40   157.40      4.8%   95.2%
       U.S. assets               0.02          -        -    100.0%       -
       Undeveloped Land             -          -        -         -       -
       Working Capital         (0.03)      71.89    71.89         -  100.0%
       (Sept. 30/97)                -          -        -         -       -
       Long-term Debt            3.27          -        -    100.0%       -
       SOCO shares
                               ----------------------------------------------
       Net Asset Value          12.51     320.35   332.86      3.8%   96.2%
                               ----------------------------------------------
                               ----------------------------------------------

                               TERX       SOCO    Pro-       TRX       SOCO
                                15%       15%     Forma      Contr.    Contr.
                               ----------------------------------------------

       Proven Reserves          0.95      68.86     69.81      1.4       98.6%
       Probable Reserves        5.77     112.90    118.68      4.9%      95.1%
       U.S. assets              0.02        -        0.02    100.0%       0.0%
       Undeveloped Land          -          -         -         -          -
       Working Capital         (0.03)     71.89     71.87      0.0%     100.0%
       (Sept. 30/97)             -          -         -         -          -
       Long-term Debt           3.27        -        3.27    100.0%       0.0%
       SOCO shares
                               ----------------------------------------------
       Net Asset Value          9.99     253.66    263.65      3.8%      96.2%
                               ----------------------------------------------
                               ----------------------------------------------

                         TERRITORIAL RESOURCES, INC./SOCO INTERNATIONAL PLC
                               POST-REVERSE SPLIT NET ASSET VALUES
                                   (RESERVES - DECEMBER 31, 1996)

                                      TERX     SOCO   Pro-       TERX       SOCO
                                      10%      10%    Forma     Contr.     Contr.
                                     ----------------------------------------------
       Proven Reserves                1.32    91.06     92.38      1.0%    99.0%
       Probable Reserves (Note 1)     7.93   157.40    165.32      5.0%    95.0%
       U.S. assets                    0.02      -        0.02    100.0%     0.0%
       Undeveloped Land                -        -         -         -        -
       Working Capital (Sept. 30/97) (0.03)   71.89     71.87      0.0%   100.0%
       Long-term Debt                  -        -         -         -        -
       Soc. Gen Debt (Note 2)        (1.62)     -       (1.62)    100.0%    0.0%
       SOCO shares                    3.27      -        3.27     100.0%    0.0%
                                     ----------------------------------------------
       Net Asset Value               12.51   320.35    331.24       3.3%   96.7%
                                     ----------------------------------------------
                                     ----------------------------------------------
       NAV per share                           6.49      6.41


                                     TERX     SOCO    Pro-Forma    TRX     SOCO
                                     15%      15%                 Contr.    Contr.
                                   -----------------------------------------------
       Proven Reserves              0.95     68.86     69.81       1.0%     99.0%
       Probable Reserves (Note 1)   5.77    112.90    118.68       5.0%     95.0%
       U.S. assets                  0.02       -         -       100.0%      0.0%
       Undeveloped Land              -         -         -          -         -
       Working Capital(Sept. 30/97 (0.03)    71.89     71.87       0.0%    100.0%
       Long-term Debt                -         -         -          -         -
       Soc. Gen Debt (Note 2)      (1.62)      -       (1.62)    100.0%      0.0%
       SOCO shares                  3.27       -        3.27     100.0%      0.0%
                                   -----------------------------------------------
       Net Asset Value              8.37    253.66    262.03       3.2%     96.8%
                                   -----------------------------------------------
                                   -----------------------------------------------
       NAV per share

Note 1) Includes proportionate share of SOTAMO reserves and working interest reserves.
Note 2) Debt to acquire minority shareholder stock.

                                     POST-REVERSE SPLIT OWNERSHIP

              Territorial Shares Outstanding   SOCO Shares Outstanding     Pro-Forma Outstanding
                         (mm)                          (mm)                         (mm)
                         9.00                         49.349                        51.66
Ownership %              4.5%                         95.5%

------------------------------------------------------------------------------------------------------------------
SAYER SECURITIES LIMITED                                                                              CONFIDENTIAL
                                             PAGE D-1                                             FEBRUARY 5, 1998

                             TERRITORIAL RESOURCES, INC.
                                 NET BOOK VALUE

                         --------------------------------------------------------

                                                                   AT SEPT. 30/97
                                                                      (US$MM)
                                                                      -------
                         Investment in SOCO International              4.497
                         Investment in SOTAMO                          1.465
                         Net Property and Equipment                    1.260
                         Current Assets                                0.159
                         Note Receivable                               0.009
                         Current Liabilities                          (0.187)
                         Deferred Taxes                               (1.368)
                                                                      -------
                         Net Book Value                                5.835
                                                                      -------
                                                                      -------
                         Per Share                                    $0.57
                                                                      -------
                                                                      -------

--------------------------------------------------------------------------------------
SAYER SECURITIES LIMITED                                                  CONFIDENTIAL
                                      PAGE E-1                        FEBRUARY 5, 1998

                            SOCO INTERNATIONAL PLC
                                NET BOOK VALUE
--------------------------------------------------------------------------------


                                                            AT JUNE 30/97
                                                             (L000,000)
                                                            -------------
FIXED ASSETS

Tangible assets                                                31.919

Investment in associate                                         8.155

Current assets                                                 48.313

Current liabilities                                            (4.475)

Provisions for liabilities and charges                         (1.096)
                                                               ------
                              Net Book Value                   82.816
                                                               ------
                                                               ------
                                   Per Share                   L1.68
                                                               ------
                                                               ------


--------------------------------------------------------------------------------
                                                                    CONFIDENTIAL
SAYER SECURITIES LIMITED            PAGE E-2                    FEBRUARY 5, 1998

                      COMPANIES WITH INTERNATIONAL ASSETS


               IPO or recent   Share     52 Week    Shares  Market   Proven   Probable   Total    Enterprise  Enterprise  Enterprise
                Issue Price    Price      Range      O/S     Cap    Reserves  Reserves  Reserves    Value     Value/BOE   Value/BOE
                             98-01-26                                @ 6:1     @ 6:1                                         0.72
                 ($/share)   ($/share)               (mm)   (C$mm)  (mmboe)   (mmboe)               ($mm)      (C$/BOE)      (US$)
               ---------------------------------------------------------------------------------------------------------------------
Bow Valley         2.65        1.55     3.40-1.32   24.55    38.05     1.51     2.22      3.729      38.05      10.20        7.35
Epic               1.00        0.12     1.60-0.05   65.724    7.89     1.31     0.07      1.378       8.26       6.00        4.32
------------------------------------------------------------------------------------------------------------------------------------
NTI                N.A.        0.19     8.20-0.17  110.51    21.00     -       12.27     12.268      14.94       1.22        0.88
------------------------------------------------------------------------------------------------------------------------------------
CanBaikal          1.00        1.45     2.30-0.60   20.52    29.75     5.03     5.25     10.281      29.75       2.89        2.08
BlackSea           4.49        1.20     4.65-1.15   89.69   107.63    43.20    71.80       115      107.63       0.94        0.67
Hurricane          5.25        9.30    14.25-4.25   40.19   373.77   133.00    83.00       216      373.77       1.73        1.25
Int't Petrol (gone)            7.45                 44.232  329.53    16.30    10.70        27      295.35      10.94        7.88

Implied Values for Territorial (US$)                           US$

Offer Price                    1.40                 11.157   15.62     0.50     1.86      2.356      15.59                   6.62


--------------------------------------------------------------------------------
                                                                    CONFIDENTIAL
SAYER SECURITIES LIMITED            PAGE F-1                    FEBRUARY 5, 1998

                 TERRITORIAL RESOURCES, INC./SOCO INTERNATIONAL PLC
                             INTERNATIONAL TRANSACTIONS



Acquisition Transactions
Date      Acquiror            Seller             Acquisition                            Location        Price      Value    Notes
                                                                                                     (US$mm)    ($/BOE)
-----------------------------------------------------------------------------------------------------------------------------------
Jan-98    Gulf Cda/Roc Oil    Nescor             PSC Block 13, 14, 15, 10-N             Mongolia         14.3      2.38
Dec-97    Intercap Resources  CMS Nomeco         11.8% East Shabwa Area                 Yemen            25.9      12.40
Dec-97    Sands               IPC                Malaysia, Papua NG, Libya Falklands, +                 173.8      2.13
Sep-96    Melrose             Evikhon            20% Evikhon                            Siberia          15.0      0.53
Aug-96    Hurricane           JSC Yuzhneftegas                                          Kazakhstan      340.0      2.99
Jul-96    Seagull             Global Nat. Res    Gulf Coast, Egypt, Russia              +Indonesia      516.0      8.83
Jul-96    Seagull             Exxon              Egypt asset                            Egypt            74.0      7.71
Apr-96    Undisclosed         Snyder             15.4 % SOCO Perm                       Russia           10.0      3.42
Apr-96    Fountain            Undisc             31% Maylop gas field                   Russia           8.0       0.30
Mar-96    Apache              Phoenix                                                   Egypt           372.0      7.11
Mar-96    Cdn. Leader         Marathon                                                  Tunisia          11.0      1.58
Feb-95    Petro-Hunt          Vanguard           20% Magma Oil                          Russia           50.0      5.68
Feb-95    CMS Nomeco          Walter Int'l       Congo, Guinea, Tunisia                                  49.0      2.47


                                                                                        High            516.0      12.40
                                                                                        Low              8.0       0.30
                                                                                        Median           49.0      2.99
-----------------------------------------------------------------------------------------------------------------------------------

SAYER SECURITIES LIMITED                                       CONFIDENTIAL
                                      PAGE G-1                 FEBRUARY 5, 1998


                              SOCO CASH FLOW FORECAST
                                    (L 000,000)

--------------------------------------------------------------------------------
                                           YEAR ENDED DECEMBER 31, 1997

                                         1997            1998          1999
                                         ----            ----          ----
Op. C.F. before taxes                   5.007           21.996        47.843
Interest income                         1.174            1.239         0.707
                                        -----           ------        ------
                                        6.181           23.235        48.550

Taxes                                  (0.107)          (1.579)       (7.882)
                                        -----           ------        ------

                                        6.074           21.656        40.668
Per share (49.348846mm)                 0.12L            0.4388L       0.821L

CF Multiple (3.31L)                                      7.5 x         4.0 x

--------------------------------------------------------------------------------

SAYER SECURITIES LIMITED                                       CONFIDENTIAL
                                      PAGE H-1                 FEBRUARY 5, 1998

                               TERRITORIAL CASH FLOW
                        AS PER GEO AND GAFFNEY CLINE REPORTS

--------------------------------------------------------------------------------

                                                    (US $ MM)
                                       1997            1998         1999
                                       ----            ----         ----
Mongolia Op C.F.                       0.188         1.060          2.690
     (Before Capex)

Thailand Op. C.F.                       -             -             1.445
                                       -----         -----          -----
     (Before Capex & Taxes)

                                       0.118         1.060          4.135

G & A                                               (0.300)        (0.600)
                                       -----         -----          -----


                                                     0.76           3.535
                                       -----         -----          -----
                                       -----         -----          -----

per share (10.157mm)                     N/A         0.07        US$0.35
C.F. multiple (at US$1.40)                          20.0 x          4.0 x


NOTE: Cash flow should be offset by at least 18 months ie. Production does not start until Jun/98.


                                        1998            1998
                                        ----            ----
C.F. after G & A                      (0.24)         (0.011)

--------------------------------------------------------------------------------

SAYER SECURITIES LIMITED                                            CONFIDENTIAL
                              PAGE H-2                          FEBRUARY 5, 1998